Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036 o: 206.883.2500 f: 206.883.2699

October 31, 2024

Palladyne AI Corp.

650 South 500 West, Suite 150

Salt Lake City, Utah 84101

Re:	Registered Direct Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Palladyne AI Corp., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of 2,790,700 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-268399) filed on November 15, 2022 and declared effective by the Securities and Exchange Commission (the “Commission”) on November 23, 2022 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to a securities purchase agreement (the “Securities Purchase Agreement”), substantially in the form filed as an exhibit to the Current Report on Form 8-K filed with the Commission on October 31, 2024 (the “Current Report”), by and among the Company and the purchasers identified in the signature pages thereto.

We have examined originals or copies of the Securities Purchase Agreement, the Registration Statement, the base prospectus that forms a part thereof and the free writing prospectus dated October 30, 2024, in the form filed with the Commission pursuant to Rule 433 promulgated under the Securities Act of 1933. We have also examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the legal capacity of all natural persons.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of and in the manner contemplated by the Securities Purchase Agreement and the Prospectus, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Current Report, for incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

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